EXHIBIT 11

Statement Regarding Computation of Per Share Earnings

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

	Year Ended June 30,
	2013	2012	2011

Basic Average shares outstanding	3,291,440	2,796,279	2,088,833

Net income	$10,067,215	$10,098,263	$11,470,031
Less: effective dividend on preferred shares	-	94,365	-
Less: effective dividend on preferred shares	345,115	424,184	511,814
Net income available to common stockholders	$9,722,100	$9,579,714	$10,958,217
Basic earnings per share available to common stockholders	$2.95	$3.43	$5.25

Diluted Average shares outstanding	3,291,440	2,796,279	2,088,833
Net effect of dilutive securities – based on the treasury stock method using the period end market price, if greater than average market price	84,113	92,634	52,258
Total	3,375,553	2,888,913	2,141,091

Net income	$10,067,215	$10,098,263	$11,470,031
Less: effective dividend on preferred shares	-	94,365	-
Less: effective dividend on preferred shares	345,115	424,184	511,814
Net income available to common stockholders	$9,722,100	$9,579,714	$10,958,217
Diluted earnings per share available to common stockholders	$2.88	$3.32	$5.12